Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-84127, 333-66412, 333-72356, and 333-104752 on Form S-3; Nos. 333-82376 and 333-86232 on Form S-4; and Nos. 333-74311, 333-86114, 333-119184, and 333-140996 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 26, 2008, with respect to the consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 30, 2007, and December 31, 2006, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 30, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 30, 2007, which reports appear in the December 30, 2007 annual report on Form 10-K of Weyerhaeuser Company and subsidiaries.

Our reports refer to the adoption by Weyerhaeuser Company and subsidiaries of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), in 2006, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and Financial Accounting Standards Board Staff Position AUG AIR–1, Accounting for Planned Major Maintenance Activities, in 2007.

/s/ KPMG LLP

Seattle, Washington

February 26, 2008